Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2019 FINANCIAL RESULTS

Atlanta, Georgia February 17, 2020 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the fourth quarter ended December 31, 2019.

Fourth Quarter and Year Ended 2019 Financial Highlights:

•	Net sales of $125.4 million decreased 5.1% over the prior-year fourth quarter; year-end net sales of $522.8 million increased 7.4% over the prior-year.

•
Soda ash volume produced and sold decreased 3.0% and 1.4%, respectively, over the prior-year fourth quarter; year-end soda ash volume produced and sold increased 5.3% and 5.6%, respectively, over the prior-year.

•
Net income of $22.7 million decreased $5.9 million over the prior-year fourth quarter; year-end net income of $101.6 million decreased $1.4 million over the prior-year. Net income for the year ended December 31, 2018 included a $27.5 million litigation settlement gain recognized in the second quarter of 2018.

•
Adjusted EBITDA of $31.8 million decreased 14.1% over the prior-year fourth quarter; year-end Adjusted EBITDA of $135.4 million remained relatively flat over the prior-year. Adjusted EBITDA for the year ended December 31, 2018 included a $27.5 million litigation settlement gain recognized in the second quarter of 2018.

•
Earnings per unit of $0.550 for the quarter decreased 21.4% over the prior-year fourth quarter of $0.700; year- end earnings per unit of $2.460 remained relatively flat over the prior-year. Net income attributable to the Partnership for the year ended December 31, 2018 included a $27.5 million litigation settlement gain recognized in the second quarter of 2018.

•	Quarterly distribution declared per unit of $0.340 decreased 40.0% compared to the prior-year fourth quarter and remained flat compared to the first, second and third quarters of 2019.

•
Net cash provided by operating activities of $35.4 million increased 14.9% over prior-year fourth quarter; year- end net cash provided by operating activities of $103.8 million decreased by 36.0% over the prior-year.

•
Distributable cash flow of $9.2 million decreased 33.8% compared to the prior-year fourth quarter; year-end distributable cash flow of $54.9 million decreased 6.0% over the prior-year. Distributable cash flow for the year ended December 31, 2018 included a $27.5 million litigation settlement gain recognized in the second quarter of 2018.

•	The distribution coverage ratio was 1.35 and 1.22 for the three months ended December 31, 2019 and 2018, respectively; and 2.00 and 1.28 for the year ended December 31, 2019 and 2018, respectively.
Oğuz Erkan, CEO, commented: “2019 was a historic year for Ciner Resources, highlighted by an annual production record of 2.75 million short tons. The year-over-year 5% increase in volume marked a commendable turnaround from 2018, demonstrating our emphasis on operational success and production reliability. Our team showed tremendous commitment to proactively reducing maintenance downtime and maximizing efficiency of our assets.”
“Strong production, along with a favorable pricing environment, resulted in $522.8 million in net sales, $101.6 million in net income and $135.4 million of Adjusted EBITDA for the year, allowing us to fund a significant portion of our substantial capital expenditures with operating cash flows while maintaining a conservative leverage profile. In that regard, I am happy to report that our Green River Expansion Project continues to move forward on schedule.”
“As we reflect on a successful year, I am extremely proud of our team’s continued dedication to safety. Safe operations are critical to achieving our operational goals, and getting our employees home safely every day is our number one priority.”

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2019	2018	% Change	2019	2018	% Change

Soda ash volume produced (millions of short tons)	0.688	0.709	(3.0)%	2.752	2.613	5.3%
Soda ash volume sold (millions of short tons)	0.695	0.704	(1.4)%	2.759	2.613	5.6%
Net sales	$125.4	$132.2	(5.1)%	$522.8	$486.7	7.4%
Net income	$22.7	$28.6	(20.6)%	$101.6	$103.0	(1.4)%
Net income attributable to Ciner Resources LP	$11.2	$14.0	(20.0)%	$49.6	$49.9	(0.6)%
Earnings per Common Unit	$0.55	$0.70	(21.4)%	$2.46	$2.48	(0.8)%
Adjusted EBITDA(1)	$31.8	$37.0	(14.1)%	$135.4	$136.5	(0.8)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$16.1	$18.5	(13.0)%	$67.5	$68.2	(1.0)%
Net cash provided by operating activities	$35.4	$30.8	14.9%	$103.8	$162.2	(36.0)%
Distributable cash flow attributable to Ciner Resources LP(1)	$9.2	$13.9	(33.8)%	$54.9	$58.4	(6.0)%
Distribution coverage ratio (1)	1.35	1.22	10.7%	2.00	1.28	56.3%
(1)See non-GAAP reconciliations
Three Months Ended December 31, 2019 compared to Three Months Ended December 31, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2019	2018
Domestic	$49.3	$57.8	(14.7)%
International	76.1	74.4	2.3%
Total net sales	$125.4	$132.2	(5.1)%
Sales volumes (thousands of short tons):
Domestic	213.7	260.3	(17.9)%
International	480.9	444.1	8.3%
Total soda ash volume sold	694.6	704.4	(1.4)%
Average sales price (per short ton):
Domestic	$230.70	$222.05	3.9%
International	$158.24	$167.53	(5.5)%
Average	$180.54	$187.68	(3.8)%
Percent of net sales:
Domestic sales	39.3%	43.7%	(10.1)%
International sales	60.7%	56.3%	7.8%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	30.8%	37.0%	(16.8)%
International volume	69.2%	63.0%	9.8%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 5.1% to $125.4 million for the three months ended December 31, 2019 from $132.2 million for the three months ended December 31, 2018, primarily driven by a decrease in soda ash volumes sold of 1.4% due to lower production for the three months ended December 31, 2019, as well as a decrease in average sales prices of 3.8%. The decrease in sales prices was primarily driven by a decrease in international pricing during the three months ended December 31, 2019.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, remained relatively flat at $97.2 million for the three months ended December 31, 2019 compared to $96.9 million for the three months ended December 31, 2018, primarily due to an increase in employee compensation costs and overall maintenance expenses compared to the fourth quarter of 2018, partially offset by lower variable production costs for the quarter as a result of lower production and sales volumes for the fourth quarter of 2019 compared to the fourth quarter of 2018.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 23.2% to $4.3 million for the three months ended December 31, 2019, compared to $5.6 million for the three months ended December 31, 2018. The decrease was driven primarily by decreases in employee compensation costs and professional fees compared to the fourth quarter of 2018.
Operating income. As a result of the foregoing, operating income decreased by 19.5% to $23.9 million for the three months ended December 31, 2019, compared to $29.7 million for the three months ended December 31, 2018.
Net income. As a result of the foregoing, net income decreased by 20.6% to $22.7 million for the three months ended December 31, 2019, compared to $28.6 million for the three months ended December 31, 2018.

Year Ended December 31, 2019 compared to Year Ended December 31, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2019	2018
Domestic	$207.0	$233.4	(11.3)%
International	315.8	253.3	24.7%
Total net sales	$522.8	$486.7	7.4%
Sales volumes (thousands of short tons):
Domestic	874.5	1,057.1	(17.3)%
International	1,884.6	1,556.1	21.1%
Total soda ash volume sold	2,759.1	2,613.2	5.6%
Average sales price (per short ton):
Domestic	$236.71	$220.79	7.2%
International	$167.57	$162.78	2.9%
Average	$189.48	$186.25	1.7%
Percent of net sales:
Domestic sales	39.6%	48.0%	(17.5)%
International sales	60.4%	52.0%	16.2%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	31.7%	40.5%	(21.7)%
International volume	68.3%	59.5%	14.8%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 7.4% to $522.8 million for the twelve months ended December 31, 2019 from $486.7 million for the twelve months ended December 31, 2018, primarily driven by an increase in soda ash volumes sold of 5.6% due to higher production for the twelve months ended December 31, 2019, as well as an increase in average sales prices of 1.7%. The increase in sales prices was driven by an increase in domestic and international pricing during the twelve months ended December 31, 2019. The increase in sales prices was also affected by a planned shift in our sales mix between domestic and international sales volumes for the twelve months ended December 31, 2019 compared to the same period in 2018.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 2.2% to $391.9 million for the twelve months ended December 31, 2019 from $383.4 million for the twelve months ended December 31, 2018, primarily due to higher variable production costs, as well as an increase in freight costs for the twelve months ended December 31, 2019 because of increased sales and production volumes compared to the twelve months ended December 31, 2018. Our increased production and freight costs were partially offset by a decrease in consulting fees and overall maintenance related expenses incurred during the twelve months ended December 31, 2019.
Litigation settlement. During the twelve months ended December 31, 2018, we recognized $27.5 million related to the settlement of an action filed against Rock Springs Royalty Company (“RSRC”) related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018. The recognition of this gain lowered our overall operating costs and expenses in the second quarter of 2018, which positively impacted our operating results for the twelve months ended December 31, 2018.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 2.9% to $23.8 million for the twelve months ended December 31, 2019, compared to $24.5 million for the twelve months ended December 31, 2018. The decrease was primarily due to decreases in equity-based compensation expense and professional fees incurred during the twelve months ended December 31, 2019, partially offset by higher selling and administrative fees relating to our affiliate, ANSAC, as a result of our increased sales volumes for the twelve months ended December 31, 2019 compared to the same period in 2018.
Operating income. As a result of the foregoing, and primarily as a result of higher net sales that was led by higher production volumes and higher average net price, operating income increased by 0.8% to $107.1 million for the twelve months ended December 31, 2019, compared to $106.3 million for the twelve months ended December 31, 2018, which included the recognition of a $27.5 million gain related to a positive litigation settlement.
Net income. As a result of the foregoing plus $2.3 million higher net interest expense, net income decreased by 1.4% to $101.6 million for the twelve months ended December 31, 2019, compared to $103.0 million for the twelve months ended December 31, 2018.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2019	2018	2019	2018
Capital Expenditures
Maintenance	$10.7	$7.6	$20.5	$15.1
Expansion	6.3	16.7	37.6	37.3
Total	$17.0	$24.3	$58.1	$52.4
Operating and Other Data:
Ore grade(1)	86.6%	85.6%	86.6%	85.8%
Ore to ash ratio(2)	1.50: 1.0	1.52: 1.0	1.51: 1.0	1.54: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the twelve months ended December 31, 2019, we increased maintenance capital expenditures at our Wyoming facility to both adequately maintain the facility’s physical assets and to improve its operational reliability. The expansion capital expenditures during the twelve months ended December 31, 2019 were driven by further work on our co-generation facility which we are planning to be operational by the end of the first quarter of 2020. Looking ahead, we will continue to invest to improve the sustainability of our existing assets and to increase production levels to approximately 3.5 million tons of soda ash per year.
FINANCIAL POSITION AND LIQUIDITY
As of December 31, 2019, we had cash and cash equivalents of $14.9 million. In addition, as of December 31, 2019, we had approximately $95.5 million ($225.0 million, less $129.5 million outstanding) of remaining capacity under our revolving credit facility. As of December 31, 2019, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 0.93: 1.0 and 23.56: 1.0, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $103.8 million during the twelve months ended December 31, 2019 compared to $162.2 million of cash provided during the twelve months ended December 31, 2018, primarily driven by $26.6 million of working capital used in operating activities during the twelve months ended December 31, 2019, compared to $28.4 million of working capital provided by operating activities during the twelve months ended December 31, 2018. The $55.0 million increase in working capital used in operating activities was primarily due to the $24.9 million increase in due from affiliates for the twelve months ended December 31, 2019, compared to a $28.2 million decrease for the twelve months ended December 31, 2018, which increase was primarily related to incremental sales levels to ANSAC and related timing of collections. Additionally, due from affiliates increased as a result of the timing of our funding of pension benefits offered and administered by Ciner Corp for the Partnership and it’s subsidiary, Ciner Wyoming.
Cash provided by operating activities during the twelve months ended December 31, 2019 was offset by cash used in investing activities of $65.4 million for capital expenditures and cash used in financing activities during the twelve months ended December 31, 2019 of $33.7 million. The decrease in cash used in financing activities during the twelve months ended December 31, 2019 was due to distributions paid of $63.7 million and net borrowings of long-term debt of $30.5 million during the twelve months ended December 31, 2019 compared to distributions paid of $92.1 million and $50.4 million in net repayments of long-term debt during the twelve months ended December 31, 2018. The increase in net borrowings during the twelve months ended December 31, 2019 was primarily related to funding of capital expenditures.
Quarterly Distribution
On January 30, 2020, the Partnership declared its fourth quarter 2019 quarterly cash distribution of $0.340 per unit. The quarterly cash distribution is payable on February 21, 2020 to unitholders of record on February 10, 2020.
Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new expansion project that we believe will significantly increase production levels up to approximately 3.5 million tons of soda ash per year. We have recently conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. To maintain a disciplined financial policy and what we believe is a conservative capital structure, we intend to pay for the investment in part through cash generated by the business and in part through debt. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, we lowered our quarterly cash distributions beginning in May 2019 by approximately 40% from previously announced cash distributions which we believe will continue until satisfying approximately 50% of the funding for the project.
Notice to Terminate Membership in ANSAC
On November 9, 2018, Ciner Resources Corporation (“Ciner Corp”) delivered a notice to terminate its membership in ANSAC, a cooperative that serves as the primary international distribution channel for us as well as two other U.S. manufacturers of trona-based soda ash.  The effective termination date of Ciner Corp’s membership in ANSAC is December 31, 2021 (the “ANSAC termination date”). Between now and the ANSAC termination date, Ciner Corp continues to have full ANSAC membership benefits and services. Potential liabilities associated with exiting ANSAC are not currently probable or estimable.
ANSAC was our largest customer for the years ended December 31, 2019, 2018 and 2017, accounting for 60.4%, 52.0% and 44.7%, respectively, of our net sales. Although ANSAC has been our largest customer for the years ended December 31, 2019, 2018, and 2017, we anticipate that the impact of such termination on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market that has historically seen demand for soda ash exceed supply of soda ash. After the ANSAC termination date, we expect Ciner Corp will begin marketing soda ash directly on our behalf into international markets which are currently being served by ANSAC and intends to utilize the distribution network that has already been established by the global Ciner Group. We believe that by combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s withdrawal from ANSAC will allow us to leverage the larger, global Ciner Group’s soda ash operations which we expect will eventually lower our cost position and improve our ability to optimize our market share both domestically and internationally.  Further, being able to work with the global Ciner Group will provide us the opportunity to attract and efficiently serve larger global customers. In addition, the Partnership will need access to an international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are currently being developed by Ciner

Enterprises and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.  The development costs of export capabilities are currently being paid by Ciner Enterprises, who is evaluating how these costs might be allocated to the Partnership, which could include ownership by us and repayment for the development costs and related assets or a service agreement model for logistics services which includes reimbursements for development costs. Since a decision to allocate costs to the Partnership has not been made yet and the Partnership is not currently using any Ciner Enterprises export services, none of these development costs have been recorded by the Partnership through December 31, 2019.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on February 25, 2020 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 9008277. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 9008277, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.
Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2019	2018	2019	2018
Net sales:
Sales—affiliates	$76.1	$74.4	$315.8	$253.3
Sales—others	49.3	57.8	207.0	233.4
Net sales	$125.4	$132.2	$522.8	$486.7
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	90.3	89.9	365.0	355.0
Depreciation, depletion and amortization expense	6.9	7.0	26.9	28.4
Selling, general and administrative expenses—affiliates	3.2	4.1	18.4	17.6
Selling, general and administrative expenses—others	1.1	1.5	5.4	6.9
Litigation settlement	—	—	—	(27.5)
Total operating costs and expenses	101.5	102.5	415.7	380.4
Operating income	23.9	29.7	107.1	106.3
Other income (expenses):
Interest income	0.1	0.2	0.4	1.9
Interest expense	(1.3)	(1.3)	(5.9)	(5.1)
Other, net	—	—	—	(0.1)
Total other expense, net	(1.2)	(1.1)	(5.5)	(3.3)
Net income	$22.7	$28.6	$101.6	$103.0
Net income attributable to non-controlling interest	11.5	14.6	52.0	53.1
Net income attributable to Ciner Resources LP	$11.2	$14.0	$49.6	$49.9
Other comprehensive loss:
Income/(loss) on derivative financial instruments	2.3	1.3	1.6	(0.2)
Comprehensive income	25.0	29.9	103.2	102.8
Comprehensive income attributable to non-controlling interest	12.5	15.2	52.7	53.0
Comprehensive income attributable to Ciner Resources LP	$12.5	$14.7	$50.5	$49.8

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.55	$0.70	$2.46	$2.48
Net income per limited partner unit (diluted)	$0.55	$0.70	$2.46	$2.48

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.7	19.7	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.7	19.7	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$14.9	$10.2
Accounts receivable—affiliates	95.0	70.1
Accounts receivable, net	36.0	36.9
Inventory	24.2	22.3
Other current assets	2.2	2.0
Total current assets	172.3	141.5
Property, plant and equipment, net	297.7	266.7
Other non-current assets	24.3	26.4
Total assets	$494.3	$434.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14.2	$17.6
Due to affiliates	3.0	2.6
Accrued expenses	39.1	44.4
Total current liabilities	56.3	64.6
Long-term debt	129.5	99.0
Other non-current liabilities	8.6	10.9
Total liabilities	194.4	174.5
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.8 and 19.7 units issued and outstanding at December 31, 2019 and 2018)	171.4	153.8
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at December 31, 2019 and 2018)	4.3	3.9
Accumulated other comprehensive loss	(3.0)	(3.8)
Partners’ capital attributable to Ciner Resources LP	172.7	153.9
Non-controlling interest	127.2	106.2
Total equity	299.9	260.1
Total liabilities and partners’ equity	$494.3	$434.6

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2019	2018

Cash flows from operating activities:
Net income	$101.6	$103.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	27.1	28.7
Impairment and loss on disposal of assets, net	0.6	—
Equity-based compensation expense	0.8	1.8
Other non-cash items	0.3	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(24.9)	28.2
Accounts receivable, net	0.9	(2.7)
Inventory	(0.4)	(3.0)
Other current and other non-current assets	0.1	(0.2)
Increase/(decrease) in:
Accounts payable	(3.1)	2.4
Due to affiliates	0.4	(0.4)
Accrued expenses and other liabilities	0.4	4.1
Net cash provided by operating activities	103.8	162.2
Cash flows from investing activities:
Capital expenditures	(65.4)	(39.4)
Net cash used in investing activities	(65.4)	(39.4)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	102.0	104.0
Repayments on Ciner Wyoming credit facility	(71.5)	(143.0)
Repayments on other long-term debt	—	(11.4)
Common units surrendered for taxes	(0.5)	(0.3)
Distributions to common unitholders	(31.2)	(44.6)
Distributions to general partner	(0.6)	(0.9)
Distributions to non-controlling interest	(31.9)	(46.6)
Net cash used in financing activities	(33.7)	(142.8)
Net increase/(decrease) in cash and cash equivalents	4.7	(20.0)
Cash and cash equivalents at beginning of period	10.2	30.2
Cash and cash equivalents at end of period	$14.9	$10.2
Supplemental disclosure of cash flow information:
Interest paid during the period	$5.5	$5.1
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$6.8	$14.0

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2019	2018	2019	2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$22.7	$28.6	$101.6	$103.0
Add backs:
Depreciation, depletion and amortization expense	6.9	7.0	26.9	28.4
Impairment and loss on disposal of assets, net	0.6	—	0.6	—
Interest expense, net	1.2	1.1	5.5	3.2
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	0.1
Equity-based compensation expense, net of forfeitures	0.4	0.3	0.8	1.8
Adjusted EBITDA	$31.8	$37.0	$135.4	$136.5
Less: Adjusted EBITDA attributable to non-controlling interest	15.7	18.5	67.9	68.3
Adjusted EBITDA attributable to Ciner Resources LP	$16.1	$18.5	$67.5	$68.2

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$16.1	$18.5	$67.5	$68.2
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.6	2.8	2.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.3	4.0	9.8	7.6
Distributable cash flow attributable to Ciner Resources LP	$9.2	$13.9	$54.9	$58.4

Cash distribution declared per unit	$0.340	$0.567	$1.360	$2.268
Total distributions to unitholders and general partner	$6.8	$11.4	$27.4	$45.7
Distribution coverage ratio	1.35	1.22	2.00	1.28

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$35.4	$30.8	$103.8	$162.2
Add/(less):
Amortization of long-term loan financing	(0.1)	—	(0.2)	(0.3)
Net change in working capital	(4.8)	5.2	26.6	(28.4)
Interest expense, net	1.2	1.1	5.5	3.2
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	—	0.1
Other non-cash items	0.1	(0.1)	(0.3)	(0.3)
Adjusted EBITDA	$31.8	$37.0	$135.4	$136.5
Less: Adjusted EBITDA attributable to non-controlling interest	15.7	18.5	67.9	68.3
Adjusted EBITDA attributable to Ciner Resources LP	$16.1	$18.5	$67.5	$68.2
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.6	2.8	2.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.3	4.0	9.8	7.6
Distributable cash flow attributable to Ciner Resources LP	$9.2	$13.9	$54.9	$58.4

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2019	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$101.6	$22.7	$29.9	$23.8	$25.2	$28.6
Add backs:
Depreciation, depletion and amortization expense	26.9	6.9	6.8	6.9	6.3	7.0
Impairment and loss on disposal of assets, net	0.6	0.6	—	—	—	—
Interest expense, net	5.5	1.2	1.5	1.5	1.3	1.1
Equity-based compensation (benefit) expense, net of forfeitures	0.8	0.4	(0.6)	0.6	0.4	0.3
Adjusted EBITDA	135.4	31.8	37.6	32.8	33.2	37.0
Less: Adjusted EBITDA attributable to non-controlling interest	67.9	15.7	19.1	16.6	16.5	18.5
Adjusted EBITDA attributable to Ciner Resources LP	$67.5	$16.1	$18.5	$16.2	$16.7	$18.5

Adjusted EBITDA attributable to Ciner Resources LP	$67.5	$16.1	$18.5	$16.2	$16.7	$18.5
Less: Cash interest expense, net attributable to Ciner Resources LP	2.8	0.6	0.8	0.8	0.6	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	9.8	6.3	1.5	1.5	0.5	4.0
Distributable cash flow attributable to Ciner Resources LP	$54.9	$9.2	$16.2	$13.9	$15.6	$13.9

Cash distribution declared per unit	$1.360	$0.340	$0.340	$0.340	$0.340	$0.567
Total distributions to unitholders and general partner	$27.4	$6.8	$6.9	$6.9	$6.8	$11.4
Distribution coverage ratio	2.00	1.35	2.35	2.01	2.29	1.22

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com